( BW)(TX-HYPERDYNAMICS)(HYPD) HyperDynamics Raises Over $5.5MM This Quarter; Company Files 8K Disclosing Material Event

    Business  Editors/High-Tech  Writers

     HOUSTON--(BUSINESS WIRE)--March 26, 2004--HyperDynamics Corp. (OTCBB:HYPD) announced today that since Jan. 1, 2004, the company has raised $5,545,614 by agreeing to issue 7,172,090 restricted 144 shares to private accredited investors. The company has filed form 8K today with the Securities and Exchange Commission disclosing this material event. These restricted shares have no registration rights and can only be sold under Rule 144 after a one-year holding period. The shares were sold at a discount to market ranging approximately from 30 to 50 percent discount on the date of commitment. The private subscriptions also included 3,105,900 warrants for restricted common stock with an option price of $2.00 per share. Exercise of these warrants would produce $6,211,800 in additional capital for the company.

     Kent Watts, chairman and CEO, said, "These new funds dramatically enhance our financial position. I believe that one result will be the elimination of the going concern paragraph when the next audit is completed." He further stated, "Having these funds available gives us greater operating options and flexibility as we move forward."

     About  HyperDynamics

     HyperDynamics is a provider of integrated information technology services. HyperDynamics' wholly owned subsidiary, SCS Corp., develops geophysical data services for the oil and gas industry including its integrated SCS NuData(SM) services while its No. 1 focused priority is exploring and developing new regions of Africa for energy production.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein that are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the company filings with the Securities and Exchange Commission.

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    CONTACT:  HyperDynamics  Corp.
              Kent  Watts,  713-353-9400
              kent@hypd.com
                      or
              Stock  Enterprises  Inc.
              Jim Stock, 702-614-0003 (Investor Relations) stockenter@aol.com


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